Exhibit 10.1

LEGEND OIL AND GAS, LTD.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Effective February 7, 2012, non-employee directors receive the following compensation for their service on the Board of Directors and any committees of the Board of Directors:

Cash Compensation

Position	Amount
Non-employee Director Board Meeting Attendance (in person or telephonic)	$1,000
Non-employee Committee Meeting Attendance (in person or telephonic)	$1,000
Chair of Board Committee Annual Retainer	$3,000

Stock Options

Each non-employee director receives an annual stock option grant of 20,000 shares of common stock, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years. The stock options vest in full on the date of grant.

Expense reimbursement

Non-employee directors are reimbursed for travel, meals and accommodation expenses incurred for attending any Board meetings.